Exhibit 99.1

Kensington Leasing Agrees to Acquire WealthMakers, Ltd.

August 17, 2010- REDLANDS, Calif. - Kensington Leasing, Ltd. (KNSL.OTCQB) today announced that it has signed a letter of intent with WealthMakers, Ltd. to acquire 100% of their outstanding shares in a stock transaction.  The closing of the transaction is subject to a number of conditions, and is anticipated to occur in late September or early October.

WealthMakers, a privately held Wyoming corporation, is a web-based predictive research technology company that connects to automated trading platforms for stocks, indexes, bonds, options, commodities and currencies and can trade in up to 80 markets around the world in a single universal account provided by a leading online broker.

Angelique de Maison, Chairman and CEO of Kensington Leasing, said, “I am pleased to reach an agreement to acquire WealthMakers. We believe the acquisition of the WealthMakers business will put Kensington Leasing in the position to become a market leader in web-based stock research and trading.”

WealthMakers’ business model is driven by trading, research and equity investments and attracts users through its online research and news operations developed by BUYINS.NET.  The Company is pursuing the following lines of revenue:

•	SqueezeTrigger -- 28 billion cell database tracks EVERY short sale (not just total short interest) in all US stocks and calculates volume weighted price that a short squeeze will begin in each stock.
•	Earnings Predictions -- predicts probability, price move and length of move before and after all US stock earnings reports.
•	Seasonality -- predicts probability, price move and length of move based on exact time of year for all US stocks.
•	Group / Sector Correlation -- tracks sector rotation and stock correlation to its sector and predicts future moves in ALL sectors and industry groups.
•	Pattern Recognition -- automates tracking of nearly every technical pattern and predicts time and size of move in all stocks.
•	GATS (Global Automated Trading System) -- tracks known trading strategies and qualifies and quantifies which are working best in real time.
•	Options Trading – quantifies and qualifies which option strategy is best for individual stocks and determines time, price and predicted return on investment.
•	ETF Trading – determines which ETFs are timely investments based on proprietary trading strategies.

FORWARD LOOKING STATEMENT: This press release contains forward-looking statements, including statements about the consummation and timing of the purchase of WealthMakers’ by Kensington Leasing, the business plan and prospective financial condition of Kensington Leasing.  The forward-looking statements are subject to risks and uncertainties, including that the parties may not complete the transaction or that when completed, the transaction might be different than presently contemplated.  Readers should not place undue reliance on the forward-looking statements.  Neither Kensington Leasing nor WealthMakers undertakes any obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. In addition, any forward looking statements regarding forward expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others: whether Kensington Leasing can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Kensington Leasing can successfully develop new products and the degree to which these gain market acceptance.  Actual results may differ materially from those contained in the forward-looking statements in this press release.

Contact:

Kensington Leasing, Ltd.
Angelique de Maison
CEO
909-708-4303
investorrelations@kensingtonleasing.com